EXHIBIT 3.1

Amendment No. 2

To the Bylaws of

RBC Life Sciences, Inc.

April 7, 2010

The Bylaws, dated as of October 5, 1999 (the “Bylaws”), of RBC Life Sciences, Inc., a Nevada corporation (the “Company”) are hereby amended as follows:

1. Section 3.2 is hereby amended to read in its entirety as follows:

Section 3.2   Number; Election.

(a)           The Board of Directors shall consist of no less than one (1) director and no more than fifteen (15) directors who need not be stockholders or residents of the State of Nevada.  The directors shall be elected at the annual meeting of the stockholders, except as hereinafter provided, and each director elected shall hold office until his successor is elected and qualified or until his earlier resignation or removal.

(b)           The Board of Directors shall be divided into three classes designated as Class I, Class II and Class III, respectively, each such class as nearly equal in number as the then-authorized number of Directors constituting the Board of Directors permits. Commencing with the first annual meeting of stockholders after adoption of Amendment No.2 to these Bylaws, Class I directors shall be separately elected for a partial term of one year, Class II directors shall be separately elected for a partial term of two years and Class III directors shall be separately elected for a full term of three years.  At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

2. Section 3.5 is hereby amended to read in its entirety as follows:

Section 3.5   Vacancies and Newly Created Directorships.  Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next election of the class for which such directors have been chosen and until their or her successors are duly elected and qualified, or until their earlier resignation or removal.  Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.  If at any time there are no directors in office, an election of directors may be held in the manner provided by statute.  Except as otherwise provided in these Bylaws, when one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in these Bylaws with respect to filling of other vacancies.

I, Steven E. Brown, Secretary of the Company, hereby certify that the foregoing amendments were adopted by the Board of Directors of the Company effective as of April 7, 2010.

/s/ Steven E. Brown
Steven E. Brown
Secretary